EXHIBIT 4.1

              LEGAL SERVICES AGREEMENT DATED AS OF AUGUST 22, 2001
                     BETWEEN REGISTRANT AND ADAM GOTTBETTER

As of August 22, 2001

Marc Palazzo, President
Crown Jewel Resources Corp.
805 Third Avenue
New York, NY 10022

                Re: Legal Services Agreement

Dear Mr. Palazzo:

      Please accept this letter as confirmation that Crown Jewel Resources Corp. (the "Company"), has agreed to pay its outstanding bill for legal services to Adam S. Gottbetter, in the aggregate amount of $42,000 with shares of its common stock, $.00005 par value. It is our understanding that this agreement was approved by the Company's board of directors.

      I understand that the outstanding bill will be satisfied by the issuance of 300,000 shares of the Company's common stock. The Company's board of directors has further approved the filing of a registration on Form S-8 for these 300,000 shares. The legal services for which these shares are being registered and issued to Adam S. Gottbetter did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

      Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

/s/ Adam S. Gottbetter

ACCEPTED AND AGREED:

CROWN JEWEL RESOURCES CORP.

         By: /s/ Marc A. Palazzo
             ------------------------
         Name:  Marc Palazzo
         Title: President